Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 4, 2017, is entered into by and among Avantor, Inc., a Delaware corporation (“Parent”), Vail Acquisition Corp, a Delaware corporation (“Merger Sub”) and a wholly owned direct or indirect subsidiary of Parent, and Varietal Distribution Holdings, LLC, a Delaware limited liability company (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share (“Common Stock”), of VWR Corporation, a Delaware corporation (the “Company”) set forth opposite the Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any additional shares of Common Stock of the Company that are hereafter issued to, or otherwise acquired or owned, beneficially or of record, by, the Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended, supplemented or waived from time to time in accordance with its terms (the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (solely in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1    Agreement to Vote. Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at every annual or special meeting of the stockholders of the Company held with respect to the matters specified in Section 1.1(b), however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon:

(a)    cause the Subject Shares to be counted as present thereat for purposes of determining a quorum; and

(b)    be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, the Subject Shares:

(i)    in favor of (A) adoption of the Merger Agreement and approval of the Merger and the other Transactions and (B) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company’s stockholders is requested; and

(ii)    against (A) any change in the Company Board, (B) any Company Takeover Proposal or any other proposal made in opposition to the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, and (C) any other proposal or action that would constitute a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder under this Agreement or that that is intended or could reasonably be expected to prevent, frustrate, impede, interfere with, materially delay or adversely affect the Merger or other Transactions contemplated by the Merger Agreement.

(c)    The Stockholder agrees that the obligations specified in this Section 1.1 shall not be affected by any Adverse Recommendation Change except to the extent the Merger Agreement is terminated as a result thereof.

(d)    Other than as disclosed on Schedule 2.5, during the time this Agreement is in effect, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

1.2    Grant of Irrevocable Proxy; Appointment of Proxy

(a)    Stockholder hereby irrevocably grants to, and appoints, Parent and any duly appointed designee thereof, as, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the shareholders of the Company on behalf of such Stockholder with respect to the matters set forth in Section 1.1(b)(i) and (ii), to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of shareholders of the Company, and to vote all Subject Shares, or to grant a consent or approval in respect of the Subject Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company in accordance with the provisions of Section 1.1. Parent agrees not to exercise the proxy granted herein for any purpose other than with respect to the matters set forth in Section 1.1(b)(i) and (ii). Stockholder hereby affirms that the proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL during the term of this Agreement.

(b)    Stockholder hereby represents that any proxies heretofore given in respect of the Subject Shares, if any, with respect to the matters set forth in Section 1.1(b)(i) and (ii) are revocable, and hereby revokes such proxies.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Except as set forth on the schedules attached hereto (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article II to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other sections), the Stockholder represents and warrants to Parent and Merger Sub that:

2.1    Organization, Power and Authority. The Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and the consummation by the Stockholder of the transactions contemplated hereby are within the Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder.

2.2    Authorization; Binding Agreement. The Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

2.3    Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not, (i) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any pledges, liens, charges, mortgages, encumbrances and security interests (collectively, “Liens”) on any of the Subject Shares pursuant to, any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on the Stockholder, (ii) violate any provision of the Stockholder’s organizational documents, or (iii) result in a violation or breach of, or constitute a under any applicable Law, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform its obligations hereunder in any material respect.

2.4    Ownership of Subject Shares; Total Shares. (i) The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good, valid and marketable title to such Subject Shares free and clear of any Liens in respect of such Subject Shares, except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Liens”) and (ii) the Subject Shares owned by the Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof.

2.5    Voting Power. Other than as provided in this Agreement, set forth on Schedule 2.5 or as would not reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform its obligations hereunder in any material respect, the Stockholder has full voting power with respect to the Subject Shares, full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement. The Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares. Except as set forth on Schedule 2.5 or as would not reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform its obligations hereunder in any material respect, none of the Subject Shares are directly bound by any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.6    Reliance. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.7    Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares), nor, to the knowledge of the Stockholder, is there any investigation of a Governmental Entity pending or threatened in writing with respect to Stockholder, and the Stockholder is not subject to any outstanding order, writ, injunction or decree, that, in each case, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform its obligations hereunder in any material respect.

2.8    Brokers. No broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company, Parent or Merger Sub is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Stockholder that:

3.1    Organization; Power and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware and consummation by Parent and Merger Sub of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s organizational powers and have been duly authorized by all necessary organizational actions on the part of Parent and Merger Sub.

3.2    Authorization; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Stockholder, this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

3.3    Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on Parent or Merger Sub, or (ii) violate any provision of Parent’s or Merger Sub’s organizational documents, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay the consummation by Parent and Merger of the transactions contemplated by this Agreement or otherwise adversely impact Parent’s and Merger’s ability to perform their obligations hereunder in any material respect.

3.4    Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of Parent, threatened in writing against Parent, any of its subsidiaries or any of Parent’s or its subsidiaries’ properties or assets that would reasonably be expected to prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or otherwise adversely impact Parent’s or Merger Sub’s ability to perform its obligations hereunder in any material respect.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1    No Transfer; No Inconsistent Arrangements. Except as expressly provided hereunder or pursuant to Article I of the Merger Agreement, from and after the date hereof and until this Agreement is terminated in accordance with Section 5.2, the Stockholder shall not, directly or indirectly, (i) grant or create any Lien, other than Permitted Liens, on any or all of the Subject Shares, (ii) transfer, sell, assign, tender, gift, hedge, pledge or otherwise dispose

(whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Shares, or any right, title or interest therein (including any right or power to vote to which the Stockholder may be entitled) (or consent to any of the foregoing), (iii) enter into (or caused to be entered into) any Contract with respect to any Transfer of the Subject Shares, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of the Subject Shares, (v) deposit or permit the deposit of any of the Subject Shares into a voting trust or enter into a voting agreement or similar arrangement, commitment or understanding with respect to any of the Subject Shares or (vi) take or permit any other action that would reasonably be expected to prevent or materially restrict, disable or delay the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform its obligations hereunder in any material respect. Notwithstanding the foregoing, (x) direct or indirect Transfers of equity or other interests in the Stockholder by its equityholders is not prohibited by this Section 4.1 and (y) the Stockholder may make Transfers of Subject Shares as Parent may, in its sole discretion, agree in writing. Any Transfer in violation of this Section 4.1 shall be null and void ab initio. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until is terminated in accordance with Section 5.2.

4.2    No Exercise of Appraisal Rights; Actions. The Stockholder (i) waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any of the Subject Shares or any rights to dissent from the Merger that the Stockholder may have (collectively, “Appraisal Rights”); (ii) agrees not to commence, participate in or voluntarily aid in any way any claim or proceeding to seek (or file any petition related to) Appraisal Rights in connection with the Merger; and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, nothing in this Section 4.2 shall constitute, or be deemed to constitute, a waiver or release by the Stockholder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement by Parent or Merger Sub.

4.3    Documentation and Information. Except as required by applicable Law (including without limitation the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), the Stockholder shall not make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion). The Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. The Stockholder agrees to promptly give Parent any information that is in its possession that Parent may reasonably request for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

4.4    No Solicitation. Subject to Section 5.14, the Stockholder shall not, and shall cause its directors and officers in their capacities as such not to, and shall direct its other Representatives not to (a) directly or indirectly solicit, initiate or knowingly encourage or facilitate any inquiries, proposals or offers with respect to or that would reasonably be expected to lead to, or the submission of, any Company Takeover Proposal, (b) execute or enter into any agreement or understanding with respect to any Company Takeover Proposal, (c) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, (d) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or By-laws inapplicable to any transactions contemplated by a Company Takeover Proposal or (e) authorize, commit or agree to do any of the foregoing. The Stockholder shall, and shall cause its directors and officers in their capacities as such to, and shall direct its other Representatives to, immediately cease all communications, solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Stockholder may (and may permit its directors, officers and Representatives to) participate in discussions and negotiations with any Person and/or its Representatives making a Company Takeover Proposal with respect to the willingness of the Stockholder to support and sign a voting agreement on terms and conditions substantially similar to those contained herein if such Company Takeover Proposal is a Qualifying Company Takeover Proposal, solely if (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 4.03 of the Merger Agreement and (ii) the Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations. Nothing in this Section 4.4 shall prohibit the Stockholder or its Representatives from informing any Person of the existence of the provisions contained in this Section 4.4.

4.5    Adjustments. In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.6    Further Assurances.

(a)    Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as may be reasonably necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)    The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Shares acquired by the Stockholder after the date hereof which are not set forth on Schedule A hereto.

ARTICLE V

MISCELLANEOUS

5.1    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent or Merger Sub, to

Avantor, Inc.

3477 Corporate Parkway

Center Valley, PA 18034

Fax: (610) 573-2610

Attention: Michael Stubblefield

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: (212) 455-2502

Attention: Alan Klein;

                 Elizabeth Cooper

Email:      aklein@stblaw.com

                 ecooper@stblaw.com

(b)    if to the Stockholder, to

Varietal Distribution Holdings, LLC

c/o Madison Dearborn Partners, LLC

Three First National Plaza, Suite 4600

Chicago, Illinois 60602

Fax: (312) 895-1261

Attention: Nicholas W. Alexos

with a copy (which shall not constitute notice) to:

Kirkland &Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Fax: (312) 862-2200

Attention:    R. Scott Falk, P.C.

Sanford E. Perl, P.C.

Mark A. Fennell, P.C.

Email: sfalk@kirkland.com

   sperl@kirkland.com

   mfennell@kirkland.com

5.2    Termination. This Agreement shall terminate automatically and be of no further force or effect, without any notice or other action by any Person, upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, and (iv) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that solely in the event of a termination of this Agreement pursuant to clause (i) above, (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful and material breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3    Amendments and Waivers. This Agreement may not be modified, amended, altered or supplemented except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The delay or failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

5.4    Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

5.5    Binding Effect; Benefit; Assignment. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.2. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.6    Governing Law; Venue.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Stockholder in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in any Delaware state or Federal court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s address set forth in Section 5.1 (provided that nothing in this Section 5.6(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c)    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5.6.

5.7    Counterparts; Delivery by Facsimile or Email. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such party forever waives any such defense.

5.8    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement.

5.9    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.10    Specific Performance. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In any Proceeding for specific performance, the parties will waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 5.10.

5.11    Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.13    Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words

“herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

5.14    Capacity as Stockholder. Notwithstanding anything herein to the contrary, (i) the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder or any affiliate, employee or designee of the Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company or any other Person, and (ii) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

5.15    No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

5.16    No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVANTOR, INC.

By:	/s/ Michael Stubblefield
Name: Michael Stubblefield
Title: President and Chief Executive Officer

VAIL ACQUISITION CORP

By:	/s/ Andre Moura
Name: Andre Moura
Title: Treasurer and Secretary

[Signature Page to Voting and Support Agreement]

VARIETAL DISTRIBUTION HOLDINGS, LLC

By:	/s/ Nicholas W. Alexos
	Name:	Nicholas W. Alexos
	Title:	Secretary

[Signature Page to Voting and Support Agreement]

Schedule A

Name of Stockholder	Number of Shares
Varietal Distribution Holdings, LLC	45,750,000

Schedule 2.5

Registration Rights Agreement, dated as of October 7, 2014, by and between VWR Corporation and Varietal Distribution Holdings, LLC.

Director Nomination Agreement, dated as of October 7, 2014, by and among VWR Corporation, Varietal Distribution Holdings, LLC, and Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., MDCP Co-Investors (Varietal), L.P. and MDCP Co-Investors (Varietal-2), L.P.